Exhibit 3.21

State of Delaware Secretary of State Division of Corporations Delivered 06:29 PM 07/06/2009 FILED 06:04 PM 01/06/2009 SRV 090676357 - 2968440 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

THE GENERATIONS NETWORK, INC.

The Generations Network, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The present name of the Corporation is The Generations Network, Inc.; and, the name under which the Corporation was originally incorporated is Ancestry.com, Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is November 18, 1998.

SECOND: The certificate of incorporation is hereby amended by striking out Article One thereof and substituting in lieu thereof new Article One which is set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

THIRD: The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of Ancestry.com Operations Inc. without further amendments other than the amendment herein certified and without discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereafter set forth.

FOURTH: The Amended and Restated Certificate of Incorporation hereinafter set forth was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FIFTH: The Amended and Restated Certificate of Incorporation hereinafter set forth, which restates and integrates and further amends the provisions of this Corporation’s certificate of incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

SIXTH: The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

“AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

ANCESTRY.COM OPERATIONS INC.

ARTICLE ONE

The name of the Corporation is Ancestry.com Operations Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one-thousand (1,000) shares of Common Stock, with a par value of $0.0001 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article Eight, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all lights conferred upon stockholders herein are granted subject to this reservation.”

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by its officer thereunto duly authorized, and the undersigned affirms its contents as true under penalty of perjury on July 6, 2009.

/s/ Timothy Sullivan
Timothy Sullivan President and Chief Executive Officer